[LETTERHEAD OF RANDY D. SIMS]

August 21, 2000

Cerner Corporation
2800 Rockcreek Parkway
Kansas City, Missouri  64117

Ladies and Gentlemen:

Reference is made to the Post-Effective Amendment No. 1 on Form S-8 to the registration statement on Form S-4 which Cerner Corporation (the
"Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering 78,818 common shares, par value $.01 per share (including an equal number of preferred share purchase rights that initially trade with the common shares), of the Company (the "Shares") which may be offered and sold by the Company under the CITATION Computer Systems, Inc. Stock Plans set forth on the cover page of the Post-Effective Amendment No. 1 (the "Plans"). I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of Shares, will be legally issued, fully paid and nonassessable. I hereby consent to the filing of this opinion with the SEC in connection with the Post Effective Amendment No. 1.

                                                         Very truly yours,



                                                         /s/ Randy D. Sims

                                                         Randy D. Sims